UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Annual Cash Incentive Program for 2005

Delta’s annual cash incentive program (“Program”) links pay and performance by providing a compensation opportunity to participants based on Delta’s achieving annual performance goals that are consistent with its business plan and Delta’s broad-based employee incentive programs. The Program is administered by the Personnel & Compensation Committee (“Committee”) of Delta’s Board of Directors.

On March 1, 2005, the Committee established the terms and conditions for the Program for 2005 under the Delta 2000 Performance Compensation Plan. All of Delta’s executives participate in the Program other than Mr. Grinstein, who previously decided that he would not participate in any incentive compensation arrangement.

The Committee patterned the Program for 2005 on two of the broad-based employee incentive programs that Delta adopted during the December 2004 quarter in connection with its out-of-court restructuring efforts. The broad-based programs include (1) an annual profit sharing program under which eligible employees (excluding officers and director level employees) in the United States and most international countries will receive profit sharing payments when Delta’s pre-tax income, as defined, exceeds $500 million in a given year; and (2) a monthly incentive program (“Monthly Incentive Program”) under which eligible employees (excluding officers and director level employees) will receive monthly payments of up to $100 based on Delta’s on-time arrival performance, completion factor and customer satisfaction ratings.

Target award opportunities under the Program are based on a percentage of a participant's base salary. As implemented for 2005, the Program consists of two parts. Under the first part, if Delta’s pretax income, as defined, exceeds $500 million in 2005 (“$500 Million Trigger”), participants may receive an annual incentive payment ranging from 0% to 150% of their target award opportunity. If Delta meets the $500 Million Trigger, a participant’s actual payment, if any, will be based on (1) Delta’s achieving specific safety and financial performance goals in 2005; (2) Delta’s performance with respect to key initiatives (such as the redesign of its Atlanta operation from a banked to a continuous hub; the performance of Song, Delta’s low-fare service; and the results of its SimpliFares initiative); and (3) the participant’s individual performance. Because it continues to face significant challenges due to low passenger mile yields, historically high fuel prices and other cost pressures related to interest and pension and related expense, Delta believes, as previously reported, it will record a substantial net loss in 2005. Accordingly, the Committee believes Delta will not meet the $500 Million Trigger and, therefore, that there will not be any payments under the first part of the Program.

Under the second part of the Program, participants may receive an annual incentive payment ranging from 0% to 20% of their target award opportunity. This payment, if any, will be based on (1) Delta’s on-time arrival performance, completion factor and customer satisfaction ratings as determined under the Monthly Incentive Program; and (2) the participant’s individual performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By:	/s/ Leslie P. Klemperer
Date: March 4, 2005	Leslie P. Klemperer Secretary